Exhibit 10.23

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

China eCommerce Accelerator & Social Commerce Program:

Design, Development & Deployment

Statement of Work

02 December 2024

GELTEQ LTD

Version 1.1

Important Notice:

The enclosed material is proprietary to WPIC Marketing Limited. No part of this document may be reproduced or transmitted in any form or by any means, electronic or mechanical, including photocopy, recording, or any information storage and retrieval system, without permission from WPIC Marketing Limited.

GELTEQ LTD

China eCommerce Accelerator & Social Commerce Program

Statement of Work

02 December 2024

1.	Introduction

GELTEQ LTD (Gelteq or the Client) has engaged WPIC Marketing Limited (WPIC) to design, develop and deploy a China eCommerce and Social Commerce program.

2.	Scope of Work

2.1.	Requirements Documentation

In order to effectively execute the campaign scope, WPIC requests the following documentation in advance of commencement of the scope:

Requirements	Remarks
Copy of valid Trademark certification & ISO documentation for each SKU	Global and China for all SKUs
Authorization form for execution by Client allowing WPIC to proceed on Client’s behalf	Alibaba documentation allowing WPIC to design & deploy on Client’s behalf
All Images, copy, Chinese material for stores	A SKU localization will commence once project initiates to ID level and gaps in asset requirements
Reconciliation documentation for commerce reporting	Outline of capital flows from sales, frequency of report output, source and destination of batch files
All SKU data, content, imagery for China	Scope will include SKUs to be localized by WPIC
All points of contact (POC) and decision authority	Clear outline of who at Client has authority to give approval throughout project

3.	Scope of Work

The following section outlines the specific scope of work, deliverables and details on resources allocated:

Section	Scope
3.1	Tmall Administrative Transfer/Opening
3.2	Tmall Design & Deployment
3.3	Customer Service Training & Setup
3.4	CSR & Tmall Store Management
3.5	Marketing Program
3.6	Social Media Commerce

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GELTEQ LTD

China eCommerce Accelerator & Social Commerce Program

Statement of Work

02 December 2024

3.1.	Tmall Administrative Transfer/Opening

WPIC will process the document collection, file the applications, process the transfer and opening details, verify the category details, and administer the deposits/bonds to acquire the Tmall Store access.

WPIC will liaise with Client at the kick-off of the project in order to define the workflows and personnel from the Client side who will act as legal representatives, execute certain documentation and provide Tmall’s bonds, deposits and fees.

Required Materials	Remarks
A verified payment escrow settlement account	Company identity of merchant applying for enrollment must be consistent with that on the payment account. The escrow account is tied to the eCommerce marketplaces in China and subject to Chinese regulations
Merchant basic information form
Brand & Product Category Form
Copy of valid business license & Trademark certification	UK and Chinese TM certificates
Copy of bank statement, to confirm merchant bank account is the same as that linked to the associated payment account	Company name and account number listed on bank statement should match the account number linked to the payment bank account
Copy of the merchant’s legal representative government-issued identification document	Generally accepted identification such as passports can be acceptable. Non-Chinese versions of this identification are acceptable.

The process of obtaining the Tmall store will follow these phases:

Step	Phase Detail
1	Onboarding, team cadence, action plans established
2	Collection and verification of all Client Documentation
3	Submit & process application for merchant accounts
4	Tmall store application processing and liaison
5	Processing and liaison of the store deposits and fees
6	Receive store access, account credentials and test environment

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GELTEQ LTD

China eCommerce Accelerator & Social Commerce Program

Statement of Work

02 December 2024

3.2.	Tmall Re-design & Re-deployment

WPIC will execute the creative process to provide an acceptable design for the Client Tmall store. Once the designs have been approved by the appoint authority on the Client project team, WPIC will advance the designs into development of the stores. The Design and Deployment scope will be executed in four distinct phases:

Phase	Summary of Works
Phase 1 – Propose Design Structure

Provide design recommendations in both illustrated and written format. WPIC will draft a combination of wireframe and full artistic designs outlines for Client to review. Formats of delivery to be .PDF, .PSD, .DOC

Phase 2 – Revisions and Preparation for Final Sketch and Wireframes

The advancement of Phase 1 into final design processing. Based on the feedback, comments and interactivity between WPIC and the Client authorities, WPIC will advance the previous designs into a final set of versions. Formats of delivery to be .PDF, .PSD, .DOC

Phase 3 – Implementation of the Design and Build-out of the Store

Once the store designs are approved, WPIC will open the SDK environment to begin implementing the designs from Phase 2 into the marketplace stores. WPIC will open access to Client on request to upload the SKUs accordingly.

Phase 4 – Deployment of the Marketplace Stores

Once the content types, SKUs, designs and UX of the stores are all developed, WPIC will implement a testing phase whereby Client and WPIC will review and punch-list change requests. After the punch-lists are clean, The Stores is ready for go-live. Go-live will commence when Client signs offs and approves pushing the store live. Process typically follows:

●   Integrate the live chat accounts

●   Setup the batch file production

●   Go-Live

3.3.	Customer Service Training & Setup

WPIC will work directly with Client to ensure the setup, onboarding, training, simulation training and deployment of the customer service program for the marketplace Stores. WPIC will provide the team members, the equipment, the space and the supervision, while Client will provide the product training, training material and documentation for this initiative.

The outline of the CSR program is:

●	Front-line CSR co-operates with Client inside sales

●	Scale CSR team as needed

●	Client to administer product training, FAQ and protocols

The general training and setup of the CSR will require Client to make available the following activities and lead-times:

●	Product demonstrations

●	Documentation creation and training

●	Simulation exercises

●	Report-out and report-up systems set

●	Understanding how Client wants to see reports and formats

●	Targets and Performance KPIs

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GELTEQ LTD

China eCommerce Accelerator & Social Commerce Program

Statement of Work

02 December 2024

3.4.	CSR & Tmall Store Management

WPIC will sustain and CSR program for Client’s Tmall store. Additionally, WPIC will manage the Stores.

CSR Sustainment

Per the CSR setup and training, the CSR agents will engage the leads and customers that enter the funnel. Over and above the objective of striving to convert customers into sales and deals, CSR will oversee activities that contribute to the operations and program of the Client Tmall store customer experience.

The general CSR responsibilities will be:

●	Post sales customer care support

●	User account management support

●	Billing inquiry and adjustment

●	Refunds management

●	Live chat support

●	Service order or order cancellation

Tmall Store Management

WPIC will manage the Client’s Tmall store after go-live. Ongoing activities and responsibilities will make up this scope. The following outlines these activities:

Scope	Detail
Product Management	Updating images and information, setting price ranges. Positioning of product on Tmall Store relative to popularity and other influential factors.
Administrative & Clerical Promotion (Loyalty Program	Creation and implementation of Tmall points rebate strategy. Creation and implementation of Customer Loyalty Program rebates and offers. Management of loyalty program.
Reputation Management	Encourage positive reviews and monitor for negative. Respond to negative customer comments appropriately. Work with Tmall for highest possible Quality Score.
Financial Management	Coordination of Annual Reports & Invoices for business – Issuing Fa Piaos, tax rebates, administration of all gov’t finance relations

3.5.	Marketing Program

WPIC will plan, design and execute an omni-channel marketing program. This campaign scope will be dynamic to the marketing activities within the ecosystem of Tmall. Specifically, the marketing activities will focus on the following key areas:

●	Marketplace SEO

●	Marketplace PPC

●	Marketplace Promotional Activities

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GELTEQ LTD

China eCommerce Accelerator & Social Commerce Program

Statement of Work

02 December 2024

Marketplace SEO

–	Initiating and running the SEO for the store will involve building out the keyword list, based on research conducted with the marketplaces, to understand and capture optimal search volume, as well as optimizing the store copy inclusive of linking to ensure top rankings for all brand & product-related keywords

Marketplace PPC

–	All marketplace media activities will relate to the PPC tactic. WPIC will lead all ad rate negotiations and procurement of positions. All copy and ad design will be undertaken and subject to approval of the Client stakeholder team.

Marketplace Promotional Activities

–	WPIC will create the annual calendar of marketplace events and build out the annual promotional opportunities. Working with the appointed stakeholder team, this promotional calendar will be carried out with the marketplace business teams, with the objective of placing Client at the forefront of any and all hyperactive transaction days at each of the respective stores’ festivals

3.6.	Social Commerce

WPIC will plan, design and execute an omni-channel marketing program. This campaign scope will be dynamic to the marketing activities within the ecosystem of Tmall. Specifically, the marketing activities will focus on Douyin for the following key areas:

Management & Reporting

●	Payment gateway management

●	Merchant account and merchant of record management

●	Financial reconciliation and remittance

●	E-Comm point of sale operation

●	Promotional planning

●	Inventory management and sell through monitoring, including full set up on logistics and management

●	Integration and collaboration with marketing and social media plans

Social Media Management:

Content marketing

WPIC to execute in-market content which will focus on sharing key brand/product attributes and product promotions. Core objective is to connect the brand with local lifestyle, events, locations, and target audience interests.

Community Management

WPIC to manage social media interactions by actively replying to followers’ comments, managing positive and negative feedbacks and reviews. Additionally, follow relevant accounts and reshare relevant posts. Full training to be provided by the Client team so that WPIC are consistent in messaging to followers in line with overall customer communications

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GELTEQ LTD

China eCommerce Accelerator & Social Commerce Program

Statement of Work

02 December 2024

Paid Social and Performance marketing

Creation and management of paid social campaigns to reach more consumers and increase conversion rates – including localizations and translations.

Paid Social and Performance marketing spend to be agreed by The Client and reviewed monthly. The Client reserves the right to amend or change the spend upon discussion and communication with WPIC.

Media & Influencer (KOL and KOC) Planning & Buying

WPIC will source, vet, qualify relevant media, channel, and influencer partners to promote the brand and product in the market which are deemed appropriate to amplify the voice, traffic, influence, and overall success of the program. WPIC will develop feasible media plan based on client marketing strategy and ad spend budget and handle the procurement, planning, measurement, and growth of the program.

●	Yearly marketing strategy and brand positioning

●	Quarterly marketing and media planning

●	Management of customized influencer/media pool based on brand categories/types

●	KOL (large influencer) product/brand/campaign brief development, execution management, content quality control

●	Product seeding and samples to be sent

Presenting and tracking of relevant data regarding The Client’s social media activities

●	KPI setting to monitor program effectiveness

●	Traffic

●	Impressions

●	Revenue

●	Conversions

●	Engagement

●	Program growth planning

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GELTEQ LTD

China eCommerce Accelerator & Social Commerce Program

Statement of Work

02 December 2024

4.	Rate Structure

The rate structure is segmented into the different sections of the Scope of Work section (3.0), with a general summary at the end of the Rate Structure section. All rates outlined in this section are in USD, and subject to applicable taxes unless otherwise stated.

Price (USD)

Program Setup fee:	Administrative processing, onboarding, and project management, pre-work and go-live	$[*****] + $[*****]/PDP
Monthly eCommerce Management	CSR, Store operations and management, digital shelf management, in-platform marketing, reporting	$[*****]
Monthly Social Commerce	Content Mix Plan, Quarterly Editorial Plan, Ongoing Commerce Management, Social Media Management, KOL Management and localization/translation of content
WPIC performance fee:	% of sales revenues to account for program growth and expansion	[*****]%

Additional Fees & Expenses: Tmall deposits, Tmall commissions, Advertising Spend, Import taxes, duties & delivery, translations, and other general operation expenses. All additional costs must be pre-agreed with the Client.

4.1.	Revenue Sharing:

Client will pay to WPIC an amount equal to [*****]% of the revenue earned on the platforms’ sales which are managed by WPIC. Such revenue sharing will be payable monthly simultaneously with delivery of the monthly reports, reconciled and agreed to by the Client, for the preceding month.

4.2.	Payment Terms

●	All rates quoted are in USD and subject to applicable taxes

●	Payment terms are [*****], payable via wire details provided in a valid invoice

●	Scope outside of the above rate structure may be requested and ordered. Such requests shall be made in writing with agreed upon terms

Deposit & Payment Schedule

Deposit	Activation Scope Payment Terms
100%	Upon agreement execution

Monthly Management fees shall be invoiced and paid in monthly increments, at the beginning of each 1-month period.

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GELTEQ LTD

China eCommerce Accelerator & Social Commerce Program

Statement of Work

02 December 2024

Expenses

Expenses are not included in the above quotation. Should expenses be required, incurring such expenses shall be pre-approved by the client, in writing prior to being incurred.

4.3.	Additional Fees & Expenses:

WPIC may, at the request of the Client, or per this SOW, pre-pay expenses, such as advertising or other items related to business operations in China. Additionally, WPIC will be responsible to process client business dealings in China, such as advertising and so on. WPIC, will pass-through the costs and expenses to the Client, with the following process fees added:

●	Processing Fee – [*****]% on all expenses, filings, registrations, and handling of Client-related expenses

●	Media processing – [*****]% on all media expenditures, filings, registrations, and handling of Client-related advertising compliance requirements

●	Translation costs - $[*****]to $[*****] per word

5.	Notes & Assumptions

WPIC’s project estimating process is based on making specific assumptions regarding the nature and duration of tasks, project logistics and responsibilities, involvement, and relationships:

1)	Project Scope

a.	WPIC will be responsible only for the specific deliverables contained in this SOW. All fees and expenses set forth herein represent the estimated price total cost of the project and related Deliverables set forth herein and as contemplated between the parties.

b.	WPIC will correct deficiencies in draft deliverables as quickly as possible and resubmit the Deliverable for acceptance. Client will complete revisions as necessary such that the parties may agree to a final Deliverables for Client’s acceptance.

c.	With reasonable notice, Client will provide resources (personnel) for any required interviews and sessions with sufficient experience and authority level to make informed decisions. Delayed responses and unavailability of resources may result in overall project delays.

d.	The majority of Deliverables included in this Statement of Work related to functional, planning and technical interfaces/scopes of work, may require certain input and agreement from Client or stakeholders. If Client or stakeholders are unable to provide the required input and approval of, requirements, designs and interface methods the project may become delayed and require additional cost and effort to complete.

2)	Project Logistics

a.	Client will provide a single point-of-contact (assumed to be the Client Project Manager) through which all project-related communications, status reporting, procedural and contractual activities will be directed. Client will designate the single point of contact when the SOW is executed. Client may re-designate the point of contact at any time upon notice to Consultant. In addition to the Client Project Manager, Client may be required to provide additional points of contact in the following areas of expertise (but not Inc. to): Digital Marketing, Marketing & PR, Finance, IT and management.

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GELTEQ LTD

China eCommerce Accelerator & Social Commerce Program

Statement of Work

02 December 2024

b.	After the initial 6 month period, if WPIC fails to perform or deliver services in accordance with the terms of this Agreement or to the satisfaction of the Client, the Client shall be entitled to terminate this Agreement by giving 60 days written notice to WPIC.

WPIC either (a) shall shut the eCommerce store(s) down (b) cease selling all Products on eCommerce store(s), (c) transfer all inventory of Product to Client (or Client’s designated agent), or turn over the eCommerce store(s) to Client or another party of Client’s choosing, and in either case, WPIC shall ensure that copies of all Work Product and Marketing Deliverables (as outlined in section 3) are delivered to Client in a reasonable and cooperative manner.

Upon termination, Client assumes full ownership and administration of ecommerce platform(s) and social platform(s). This contract may only be terminated upon the condition that the accounts receivable balance is paid in full and

c.	The completion of deliverables and implementation of this project is highly dependent upon access to key Client/stakeholder subject matter experts, stakeholders and existing systems. Difficulties scheduling meetings or obtaining access to required personnel or systems may require a change to task duration, project schedule and/or budget. All changes is budgets must be pre-agreed with the Client.

d.	The Client, stakeholders and WPIC Project Managers will manage scope, timelines and budget for this project jointly.

e.	Work covered by this effort will take place primarily at the WPIC offices. However, portions of the work may be completed at other locations.

f.	Only if applicable and as required in order to perform the services described herein, Client and the stakeholders will provide reasonable workspace, telephone and high speed Internet access to all team members assigned to work onsite at Client and/or the stakeholders’ offices. Client and the stakeholders expect WPIC to utilize WPIC laptops or workstations throughout the project. In the event of such on-site access, WPIC and its employees shall abide by all Client policies as set forth under the Agreement.

g.	WPIC acknowledges and agrees that all intellectual property rights in the Products, including but not limited to copyrights, trademarks, trade secrets, patents, and any other proprietary rights, shall be solely and exclusively owned by the Client. WPIC shall not acquire, claim, or assert any ownership rights, interests, or licenses in the Products or in any intellectual property associated with the Products, whether created prior to or during the course of this Agreement. WPIC further agrees that it shall not use, copy, modify, distribute, sublicense, or otherwise exploit the intellectual property in the Products for any purpose other than to fulfill its obligations under this Agreement and only with the express, written authorisation of the Client. Any unauthorised use or attempt to claim ownership of any intellectual property in the Products by WPIC shall constitute a material breach of this Agreement and may subject WPIC to legal action, including injunctive relief and damages. WPIC shall not use the Client’s brand name, logo, or any other identifying marks in any promotional or marketing materials, including on websites, social media, advertisements, or other public communications, without obtaining the Client’s prior written approval for each specific use. Any unauthorised use of the Client’s brand name, logo, or identifying marks will be considered a material breach of this Agreement.

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GELTEQ LTD

China eCommerce Accelerator & Social Commerce Program

Statement of Work

02 December 2024

h.	WPIC agrees that during the term of this Agreement and for a period of 12 months thereafter, it shall not, directly or indirectly, circumvent the Client in any business dealings related to the Products covered under this Agreement. WPIC further agrees not to solicit or attempt to solicit away any customers, employees or contracts of the Client

Any breach of this clause will be deemed a material breach of this Agreement, entitling the Client to seek appropriate remedies, including injunctive relief and compensation for damages.

i.	WPIC agrees to treat as confidential all information received from the Client or otherwise accessed in connection with this Agreement, including but not limited to business plans, strategies, customer data, pricing information, technical specifications, product information, financial data, intellectual property, and any other proprietary or sensitive information (collectively, “Confidential Information”).

WPIC shall not disclose, use, copy, or permit access to any Confidential Information for any purpose other than to perform its obligations under this Agreement, and only on a need-to-know basis, unless expressly authorised in writing by the Client. WPIC shall implement reasonable security measures to protect the confidentiality and integrity of all Confidential Information and shall notify the Client immediately if it becomes aware of any unauthorised use or disclosure of such information. This obligation of confidentiality shall survive the termination of this Agreement. Any breach of this confidentiality clause will be deemed a material breach of this Agreement, entitling the Client to seek

Acceptance

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written and represent that the persons whose signatures appear below are duly authorized to execute this Agreement.

WPIC Marketing Limited		GELTEQ LTD

Signature:	/s/ Authorized Signatory	Signature:	/s/ Nathan Givoni
Name:	Authorized Signatory	Name:	Nathan Givoni
Title:	President	Title:	CEO
Date:	03 December 2024	Date:	12/4/2024

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